Exhibit 8.1

April 23, 2024

Pulse Biosciences, Inc. 3957 Point Eden Way Hayward, California 94545

Re:      Tax Opinion Pursuant to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Pulse Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (as may be amended from time to time, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”).  Pursuant to the Registration Statement, the Company plans to distribute non-transferable subscription rights (the “Rights”) to its stockholders as of the Record Date (as defined in the Registration Statement), entitling the holders of such Rights to purchase an aggregate of up to $60,000,000 of units (the “Units”).  Each Unit shall consist of one share of our common stock, par value $0.001 per share (“Common Stock”, and, such shares, collectively, the “Rights Shares”), and two warrants (collectively, the “Warrants”), each being a warrant to purchase one-half of one share of our Common Stock at an exercise price per whole share that shall be equal to 110% of the per-Unit subscription price (provided, that, the aggregate number of shares of our Common Stock that shall be issuable upon the exercise of each set of warrants included in a given subscription for Units shall be rounded up to the nearest whole share), and the shares of Common Stock issuable upon exercise of the Warrants (collectively, the “Warrant Shares”).  This opinion is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(8) of Regulation S-K promulgated by the Commission.

We have examined the Registration Statement, together with the documents incorporated by reference therein, including the forms of the certificate representing the Rights and each of the Warrants included in each Unit, and the related prospectus forming a part thereof (the “Prospectus”).  In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such other instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) that the Units, including the Rights Shares,  the Warrants, and the Warrant Shares, will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus; (v) the legal capacity of all natural persons; and (vi) that the Warrant Shares will be reserved for issuance upon such exercise. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

In rendering our opinion, with your permission, we have not undertaken any independent investigation or verification of any fact or matter set forth in any document or materials or any assumption upon which we have relied, and we expressly disclaim any intent, undertaking, or obligation to make any such investigation or verification.  In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the information upon which we have relied in rendering this opinion is incorrect.  Further, our opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated or proposed under the Code, pertinent judicial authorities, published rulings and other administrative pronouncements of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant.  It should be noted that statutes, regulations, judicial decisions, and administrative pronouncements are subject to change at any time, and, in certain circumstances, with retroactive effect.  Additionally, our opinion is not binding on the Service or any court, and there can be no assurance that contrary positions may not be taken by the Service or that the Service would not prevail in such positions.

Based upon and subject to the foregoing, the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” insofar as it presents legal conclusions with respect to matters of U.S. federal income tax law, subject to the limitations and qualifications referred to therein, accurately sets forth the material U.S. federal income tax consequences of the receipt and exercise (or expiration) of the Rights and owning and disposing of the Rights Shares and the Warrants (and underlying Warrant Shares received upon exercise of the Warrants) received upon exercise of the Rights and constitutes the opinion of Baker & Hostetler LLP.

Without limiting any of the other limitations, exceptions, assumptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the federal income tax laws of the United States of America, as in effect on the date of this opinion letter.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

This opinion letter is rendered in connection with the Registration Statement and may only be relied upon for that purpose.  This opinion letter is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein, even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to our Firm in the Prospectus under the heading “Material U.S. Federal Income Tax Consequences” in the prospectus which is part of the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours, /s/ Baker & Hostetler LLP Baker & Hostetler LLP